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Exhibit 10.53

                                  SUBLEASE AGREEMENT

     This Sublease Agreement (the "Sublease") is made this 25th day of February, 1998, effective as of the Effective Date (as defined herein), by and between Working Man's Credit Plan, Inc. ("Sublessee"), a Texas corporation, whose address is 2400 I-40 East, Amarillo, Texas 79103, and Plains Chevrolet, Inc. ("Sublessor"), a Texas corporation, whose address is 2200 I-40 East, Amarillo, Texas 79103.

                                       RECITALS

     A. By that certain Lease (the "Existing Lease") dated June 1, 1996, by and between Sublessor (as landlord) and Sublessee (as tenant), Sublessor leased to Sublessee approximately 2,500 square feet of space located at 2400 I-40 East, Amarillo, Potter County, Texas (the "Premises").

     B. The Existing Lease is attached to this Sublease as Exhibit "A" and is made a part hereof for all purposes.

     C. By that certain Real Property Purchase Agreement (the "Purchase Agreement") dated December 31, 1997, Sublessor has agreed to sell certain real property, including the Premises, to Capital Automotive L.P. (the "Purchase Transaction").

     D. To satisfy the terms of the Purchase Agreement, Sublessor and Sublessee desire to terminate the Existing Lease and continue their tenancy relationship under the terms of this Sublease.

                                      AGREEMENT

     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Sublessor and Sublessee agree as follows:

     1. EFFECTIVE DATE. The Existing Lease shall terminate and this Sublease shall become effective upon closing of the Purchase Transaction (herein referred to as the "Effective Date"). Sublessee acknowledges that simultaneous with the Purchase Transaction, Sublessor will lease back the real property which is the subject of the Purchase Transaction from Capital Automotive L.P. (the "Prime Lease"). This Sublease shall be subordinate to the Prime Lease in all respects.

     2. TERMS OF SUBLEASE. As of the Effective Date, Sublessor subleases to Sublessee, and Sublessee subleases from Sublessor, the Premises. Except for the modifications set forth below, Sublessor and Sublessee adopt and ratify the terms of the Existing Lease as the terms of this Sublease:

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          (a)  The term "Commencement Date" as used in the Existing Lease shall be modified to be the Effective Date under this Sublease.

          (b) The term "Landlord" as used in the Existing Lease is substituted with the term "Sublessor."

          (c) The term "Tenant" as used in the Existing Lease is substituted with the term "Sublessee."

     3. APPLICATION OF RENT. Any rent received by Sublessor before the Effective Date under the Existing Lease will be retained in full by Sublessor. The first installment of rent due under this Sublease shall be on March 1, 1998.

     4. TERMINATION OF PRIME LEASE. If the Prime Lease expires or terminates for any reason during the term of this Sublease, this Sublease shall terminate concurrently with the termination or expiration of the Prime Lease, and Sublessor shall have no liability to Sublessee as a result of the termination or expiration.

     5. CAUSES OF ACTION. Sublessee has no, and will have no, claims or causes of action against Capital Automotive L.P. in connection with the termination of the Existing Lease or under the terms of the Sublease.

     EXECUTED on the date first written above, but effective as of the Effective Date.

          SUBLESSOR:                   PLAINS CHEVROLET, INC.,
                                       a Texas corporation


                                       By: /s/ Robert W. Hall
                                       Its: Vice President


          SUBLESSEE:                   WORKING MAN'S CREDIT PLAN, INC.,
                                       a Texas corporation


                                       By: /s/ Robert W. Hall
                                       Its: Vice President


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